Exhibit 10

SHARE PURCHASE AGREEMENT

between

Östergrens Holding AB

and

Allied Motion Technologies B.V.

relating to the shares in

Östergrens Elmotor AB

December 16, 2010

TABLE OF CONTENTS

1.	INTRODUCTION	3
2.	DEFINITIONS	3
3.	SALE AND PURCHASE OF THE SHARES	6
4.	PURCHASE PRICE	7
5.	CONDITIONS PRECEDENT TO CLOSING	10
6.	CLOSING	10
7.	WARRANTIES OF THE SELLER	12
8.	WARRANTIES OF THE PURCHASER	22
9.	COVENANTS	23
10.	LIABILITY	24
11.	MISCELLANEOUS	28

APPENDICES

Appendix 2.1a	Accounts
Appendix 2.1b	April Accounts
Appendix 2.1c	Company IPR
Appendix 2.1d	Data Room Documents
Appendix 2.1e	Escrow Agreement
Appendix 2.1f	Material Agreements
Appendix 2.1g	Subsidiaries and Subsidiary Shares
Appendix 2.1h	Variable Profit
Appendix 2.1i	Variable Profit Statement
Appendix 6.2.2c)	Employment agreement of Börje Östergren
Appendix 6.2.2e)	Form of resignation letter
Appendix 7.4.6	Interests in other entities
Appendix 7.4.7	Certificates of registration and articles of association
Appendix 7.5.1	Inventory
Appendix 7.5.7	Non-collectible accounts receivables
Appendix 7.6.2	Tax audits and investigations
Appendix 7.6.3	Tax incurred by the Company as from the April Accounts Date up to and including the Closing Date
Appendix 7.6.4	Certain transactions between the Group Companies
Appendix 7.8.3	Change of control provisions etc
Appendix 7.8.6	Intra-group loans, exclusive agreements and non-compete undertakings
Appendix 7.9.1a)	List of employees
Appendix 7.9.1b)	Employees and terms of employment
Appendix 7.17.1	Real estate owned
Appendix 7.17.2	Real estate leased
Appendix 7.19	Insurance
Appendix 10.6.3	Knowledge of breach of Warranties
Appendix 11.6.3	List of shareholders of the Seller

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into on December 16, 2010 and made by and between:

(1)                                           Östergrens Holding AB, corporate registration number 556607-0214, Rosavägen 15, 139 40  Värmdö, Sweden (the “Seller”); and

(2)                                           Allied Motion Technologies B.V., 3313 LC, Dordrecht, Kerkeplaat 16, The Netherlands (the “Purchaser”).

1.                                               INTRODUCTION

1.1                                          Östergrens Elmotor AB, corporate registration number 556292-1212, Box 6045, 171 06 Solna, Sweden (the “Company”), is a limited liability company incorporated under the laws of Sweden, and mainly engaged, directly or indirectly, in the Business.

1.2                                          The Seller owns all 70,000 outstanding shares in the Company (the “Shares”).

1.3                                          The Seller wishes to sell and the Purchaser wishes to purchase the Shares on the terms and conditions set out in this Agreement.

2.                                               DEFINITIONS

2.1                                        Definitions

In this Agreement, the following capitalised words and expressions shall have the following meanings:

“Accounting Principles” means the accounting principles described under the heading “Tilläggsupplysningar — Redovisnings- och värderingsprinciper” in the Accounts, which are in accordance with applicable laws and generally accepted accounting principles in Sweden (Sw. god redovisningssed);

“Accounts” means the annual audited consolidated accounts of the Group for the financial year 2009, ending on the Accounts Date, as set forth in Appendix 2.1a;

“Accounts Date” means December 31, 2009;

“Affiliate” of any Person (the “Primary Person”) means (i) any Person directly or indirectly controlled by or under common control of the Primary Person and (ii) any other Person (including any family member or other relative) directly or indirectly controlling the Primary Person. No Group Company will after Closing be considered an Affiliate of the Seller. The term “control” shall for the purpose of this definition mean the indirect or direct possession of the powers to direct or cause the direction of the management or policies of a Person whether through ownership or otherwise, it being understood that for purposes hereof the holding directly or indirectly of more than 50 % of the voting rights of a Person shall always be deemed to constitute control;

“Agreement” means this Share Purchase Agreement and all the appendices attached hereto, each of which forms an integral part of this Agreement;

“Allied Motion Shares” means the 136,700 common stock of Allied Motion Technologies Inc. that is traded on the NASDAQ stock market in the United States;

“April Accounts” means the reviewed accounts of the Company and each of the Subsidiaries and the reviewed consolidated group accounts of the

Company, for the period from January 1, 2010 and ending on the April Accounts Date, Appendix 2.1b;

“April Accounts Date” means April 30, 2010;

“Business” means the business currently conducted by each of the Group Companies including the sale and servicing of electric motors, drive systems and associated products. The Company delivers products globally with the main markets being Scandinavia and the rest of Europe;

“Business Day” means a day during which banks in Sweden and the United States are open for business;

“Cap” shall have the meaning set out in Clause 10.4.1;

“Claim” means a claim made by the Purchaser against the Seller in respect of a Loss;

“Closing” means the completion of the sale and purchase of the Shares in accordance with Clause 6 below;

“Closing Date” means December 30, 2010;

“Company” shall have the meaning set out in Clause 1.1;

“Company IPR” means all the intellectual property rights necessary for conducting the Business, which intellectual property rights have been set forth in Appendix 2.1c;

“Confidential Information” means all information of any kind or nature (written or oral) which is used by or concerns the Group Companies or the Business or relates to this Agreement, including, without limitation, future plans, business development or financial affairs, or customers or commercial relationships of the Company and the Subsidiaries, the Seller and its Affiliates (in the case of the Purchaser only) and the Purchaser and its Affiliates (in the case of the Seller only), which in either case is not in the public domain;

“Data Room Documents” means documents and information prepared by the Seller and the Group and made available to the Purchaser, its Affiliates and its professional advisors via Deal Interactive, an electronic copy of which is contained on a DVD disk attached hereto as Appendix 2.1d;

“December 2010 EBITDA” shall mean the earnings before interest, taxes, depreciation and amortization of the Group for the period as from December 1, 2010 up to and including December 31, 2010, whereby only shipments with a customer request date up to and including December 31, 2010 shall be taken into account (i.e. any shipments requested for delivery after December 31, 2010 shall not be included in the December 2010 EBITDA) and shall exclude any year-end adjustments, or portions thereof, that do not relate to the operating results of December 2010;

“Due Diligence Review” shall have the meaning set out in Clause 10.6.1;

“EBITDA Earn Out” shall mean the part of the Purchase Price calculated in accordance with the formulas and principles set forth in Clause 4.2 below;

“EBITDA Statement” shall mean (i) the consolidated profit and loss account of the Group for the period as from December 1, 2010 up to and including

December 31, 2010, (ii) a statement setting forth the December 2010 EBITDA, and (iii) a calculation of the EBITDA Earn Out;

“Encumbrance” means any claim, charge, mortgage, security, lien, option, right of pre-emption or security interest of any kind;

“Escrow Account” means the escrow account with Skandinaviska Enskilda Banken AB (publ) to be opened in accordance with the Escrow Agreement;

“Escrow Agreement” means the Escrow Agreement to be entered into on Closing between the Seller, the Purchaser and Skandinaviska Enskilda Banken AB (publ), attached hereto as Appendix 2.1e;

“Group” means the Company and the Subsidiaries and “Group Company” means anyone of them;

“Key Employees” shall have the meaning set forth in Clause 7.9.1;

“Loss” means any losses, liabilities, costs or expenses (including legal fees) suffered or incurred by the Purchaser or any of the Group Companies (as the case may be) as a result of any breach of Warranty by the Seller;

“Material Agreements” means (i) in relation to customer agreements of the Group, agreements entered into with the Group’s ten (10) largest customers and distributors, respectively, (ii) in relation to other third party agreements of the Group, agreements entered into with the Group’s ten (10) largest suppliers, (iii) in relation to agreements of the Group with the Seller and/or any of its Affiliates, all such agreements, and (iv) in relation to any other agreement, an agreement which is deemed by the management of the Company to be a material agreement to the Group. All Material Agreements have been listed, and true, correct and complete copies of all written Material Agreements have been enclosed, in Appendix 2.1f;

“Net Working Capital” means current assets less current liabilities;

“Ordinary Course” means in respect of any transaction involving the Group and/or its Business as conducted in accordance with past practice and in the best interest of each Group Company with a view to maintain the Business as a going concern;

“Party” means the Seller or the Purchaser, and “Parties” means the Seller and the Purchaser collectively;

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, organisation, governmental entity or other entity or natural or legal person;

“Purchaser” shall have the meaning set out in the introductory paragraph above;

“Purchase Price” shall have the meaning set forth in Clause 4.1.1;

“Relevant Date” shall have the meaning set forth in Clause 10.5.2;

“Seller” shall have the meaning set out in the introductory paragraph above;

“Shares” means 100 percent of the shares in the Company of which 40,000 are series A shares with one (1) vote and 30,000 are series B with one tenth (1/10) of a vote, and “Share” shall mean one individual share in the Company;

“Signing Date” means the date of this Agreement;

“Subsidiaries” means the subsidiaries of the Company details of which are set out in Appendix 2.1g;

“Subsidiary Shares” means the shares in the Subsidiaries held by the Company as set out in Appendix 2.1g;

“Tax” means all income taxes, corporation tax, capital gain tax, transfer tax, social security tax, employer’s tax, duties, sales tax, value added tax, customs, withholding tax and any other taxes or similar duties which may be payable to or imposed by any governmental entity or court together with any interest, penalties, surcharges or any similar additions associated therewith;

“Third Party Auditor” means an independent auditor of a reputable international public accounting firm (an “independent auditor”) (i) jointly appointed by the Parties, or (ii) if the Parties have not agreed on such appointment within three (3) Business Days from a Party notifying the other Party of its proposal for a Third Party Auditor, an independent auditor jointly appointed by the auditor of the Seller and the auditor of the Purchaser, or (iii) if such auditors have not agreed on such appointment within three (3) Business Days after the expiry of the period referred to in (ii), an independent auditor appointed by the chairman of the Stockholm Chamber of Commerce;

“Third Party Claim” means any claim by a third party (including a tax authority or any other governmental entity) against the Group;

“To the Purchaser’s Knowledge” or any similar expression means the actual knowledge of Richard Smith, after due and careful inquiry with each of Richard Warzala, Harry Cloos and Erik Nugteren;

“To the Seller’s Knowledge” or any similar expression means the actual knowledge of Börje Östergren, after due and careful inquiry with each of Anna Holst, Lennart Edman and Ylva Nyhlén;

“Transaction” means the sale and purchase of the Shares pursuant to this Agreement;

“Variable Profit” shall have the meaning set forth in Appendix 2.1h;

“Variable Profit Earn Out” shall mean the part of the Purchase Price calculated in accordance with the formulas set forth in the Variable Profit Statement;

“Variable Profit Statement” shall include the calculations set forth in Appendix 2.1i; and

“Warranties” means the warranties set out in Clause 7, and “Warranty” means any of them.

3.                                               SALE AND PURCHASE OF THE SHARES

Subject to the terms of this Agreement, the Seller agrees to sell and the Purchaser agrees to purchase the Shares. The Shares shall be sold free from all Encumbrances and together with all accrued benefits and rights pertaining thereto on the Closing Date.

4.                                               PURCHASE PRICE

4.1                                        The Purchase Price

4.1.1                                 In consideration of the sale and transfer pursuant to Clause 3, the Purchaser hereby agrees to pay to the Seller a purchase price equal to the aggregate of (the “Purchase Price”):

a)                            SEK 50,000,000;

b)                           the Allied Motion Shares;

c)                            the EBITDA Earn Out; and

d)                           the Variable Profit Earn Out.

4.1.2                                 The Purchase Price shall be paid by the Purchaser as set out below:

a)                            on the Closing Date, an amount of SEK 45,000,000 shall be paid in immediately available funds to the Seller’s Bank Account;

b)                           on the Closing Date, an amount of SEK 5,000,000 shall be paid to the Escrow Account, in accordance with the terms and conditions of the Escrow Agreement;

c)                            on the Closing Date, the Allied Motion Shares, free and clear from all Encumbrances other than as disclosed in this Agreement, shall be paid in kind by delivery of share certificates evidencing the Allied Motion Shares duly endorsed in favour of the Seller;

d)                           within five (5) Business Days after the EBITDA Statement has been determined in accordance with Clause 4.2.5 or Clause 4.2.6 below, the EBITDA Earn Out shall be paid in immediately available funds to the Seller’s Bank Account; and

e)                            within five (5) Business Days after the Variable Profit Statement has been determined in accordance with Clause 4.3.3 or Clause 4.3.4 below, if the Variable Profit Earn Out is (i) equal to or less than SEK 10,000,000, the Variable Profit Earn Out shall in its entirety be paid to the Escrow Account, in accordance with the terms and conditions of the Escrow Agreement, or (ii) greater than SEK 10,000,000, SEK 10,000,000 of the Variable Profit Earn Out shall be paid to the Escrow Account, in accordance with the terms and conditions of the Escrow Agreement, and any remaining amount of the Variable Profit Earn Out after such payment shall be paid in immediately available funds to the Seller’s Bank Account.

4.2                                        The EBITDA Earn Out

4.2.1                                 The EBITDA Earn Out shall be calculated on the basis of the December 2010 EBITDA and shall be determined in accordance with this Clause 4.2.

4.2.2                                 If the December 2010 EBITDA is equal to or less than SEK 645,000, the EBITDA Earn Out shall be calculated in accordance with the following formula:

4.65116 multiplied with December 2010 EBITDA

in which case the EBITDA Earn Out shall in no event be less than SEK 0 or exceed SEK 3 million.

4.2.3                                 If the December 2010 EBITDA is greater than SEK 645,000, the EBITDA Earn Out shall be calculated in accordance with the following formula:

4.65116 multiplied with SEK 645,000

plus	10 multiplied with (December 2010 EBITDA less SEK 645,000)

in which case the EBITDA Earn Out shall in no event exceed SEK 5 million.

4.2.4                                 As soon as reasonable practicable after the annual consolidated accounts of the Group for the financial year 2010 have been audited by the auditor of the Company, the Purchaser shall deliver to the Seller the EBITDA Statement. The EBITDA Statement shall be prepared in accordance with the Accounting Principles.

4.2.5                                 Within twenty (20) Business Days after receipt of the EBITDA Statement, the Seller shall deliver to the Purchaser a statement whether the Seller accepts or objects to the EBITDA Statement. The failure of the Seller to deliver such statement within twenty (20) Business Days after receipt of the EBITDA Statement shall be deemed as an acceptance of the EBITDA Statement. If the Seller objects to the EBITDA Statement, the statement shall include the reasons for such objection as well as a specification of the adjustments that, in the opinion of the Seller, shall be made to the EBITDA Statement in order for it to comply with the provisions of this Agreement. The Seller and its representatives shall be given reasonable access to the relevant records of the Group Companies as well as to the chief executive officer and the chief financial officer of the Company for the purposes of evaluating the EBITDA Statement until it has been agreed by the Parties or otherwise been finally determined.

4.2.6                                 The Parties shall attempt, acting in good faith, to reach an agreement on a final determination of the EBITDA Statement. If the EBITDA Statement has not been agreed upon by the Parties within ten (10) Business Days after the Seller’s notification of an objection statement referred to in Clause 4.2.5 above, then either Party may refer any such matter as to which the Parties have disagreed to the Third Party Auditor for determination. The following principles shall apply to the Third Party Auditor procedure:

a)                            the Third Party Auditor shall without undue delay notify the Parties of the referral of a matter to which the Parties have disagreed pursuant to this Clause 4.2.6;

b)                           each of the Parties shall have the right to present its respective arguments to the Third Party Auditor within five (5) Business Days after receipt of the notification pursuant Clause 4.2.6(a) above;

c)         the Third Party Auditor shall within twenty (20) Business Days after receipt of the arguments pursuant to Clause 4.2.6(b) above, as applicable, make the necessary adjustments to the EBITDA Statement in order for it to comply with the provisions of this Agreement;

d)                           the Third Party Auditor shall be given access to the relevant records of the Group Companies as well as to such employees and representatives of the Purchaser and the Group, who were involved in the preparation of the EBITDA Statement, required for the Third Party Auditor to determine the necessary adjustments to the EBITDA Statement in order for it to comply with the provisions of this Agreement, until such adjustments have been determined by the Third Party Auditor;

e)                            the Third Party Auditor shall consider only such matters to which the Parties have disagreed pursuant to this Clause 4.2.6 and the decision of the Third Party Auditor shall in no event lead to a result more favorable to the Seller than as set forth in its statement pursuant to Clause 4.2.5 above or a result more favorable to the Purchaser than as set forth in the EBITDA Statement;

f)                              the decision of the Third Party Auditor shall be final and binding on the Parties; and

g)                           the fees of the Third Party Auditor shall be borne between the Parties pro rata to the result of the decision of the Third Party Auditor. Example: If the EBITDA Statement results in the EBITDA Earn Out being SEK one (1) million, but the statement pursuant to Clause 4.2.5 results in the EBITDA Earn Out being SEK three (3) million, and the decision of the Third Party Auditor results in the EBITDA Earn Out being SEK two and a half (2.5) million, then the Purchaser shall bear 75% and the Seller 25% of the fees of the Third Party Auditor.

4.3                                        The Variable Profit Earn Out

4.3.1                                 The Variable Profit Earn Out shall be calculated on the basis of the Variable Profit and shall be determined in accordance with this Clause 4.3.

4.3.2                                 As soon as reasonable practicable after the annual consolidated accounts of the Group for the financial year 2011 have been audited by the auditor of the Company, the Purchaser shall deliver to the Seller the Variable Profit Statement. The Variable Profit Statement shall be prepared in accordance with the Accounting Principles.

4.3.3                                 Within twenty (20) Business Days after receipt of the Variable Profit Statement, the Seller shall deliver to the Purchaser a statement whether the Seller accepts or objects to the Variable Profit Statement. The failure of the Seller to deliver such statement within twenty (20) Business Days after receipt of the Variable Profit Statement shall be deemed as an acceptance of the Variable Profit Statement. If the Seller objects to the Variable Profit Statement, the statement shall include the reasons for such objection as well as a specification of the adjustments that, in the opinion of the Seller, shall be made to the Variable Profit Statement in order for it to comply with the provisions of this Agreement. The Seller and its representatives shall be given reasonable access to the relevant records of the Group Companies as well as to the chief executive officer and the chief financial officer of the Company for the purposes of evaluating the Variable Profit Statement until it has been agreed by the Parties or otherwise been finally determined.

4.3.4                                 The Parties shall attempt, acting in good faith, to reach an agreement on a final determination of the Variable Profit Statement. If the Variable Profit Statement has not been agreed upon by the Parties within ten (10) Business Days after the Seller’s notification of an objection statement referred to in Clause 4.3.3 above, then either Party may refer any such matter as to which the Parties have disagreed to the Third Party Auditor for determination. The principles set forth in Clause 4.2.6 shall apply mutatis mutandis to the Third Party Auditor procedure.

5.                                               CONDITIONS PRECEDENT TO CLOSING

5.1                                        Conditions precedent to the Purchaser’s obligations to close

The obligations of the Purchaser to proceed to Closing shall be conditional upon each of the following being satisfied or waived by the Purchaser:

a)                            the performance by the Seller of all covenants and other undertakings set out herein that are to be performed by the Seller prior to or on Closing; and

b)                           the non-existence of any breaches of the Warranties.

5.2                                        Conditions precedent to the Seller’s obligations to close

The obligations of the Seller to proceed to Closing shall be conditional upon each of the following being satisfied or waived by the Seller:

a)                            the performance by the Purchaser of all covenants and other undertakings set out herein that are to be performed by the Purchaser prior to or on Closing; and

b)                           the non-existence of any breaches of the Purchaser’s warranties.

5.3                                        Termination

5.3.1                                 In the event that the conditions set forth in Clauses 5.1 and 5.2 are not satisfied or waived by the relevant Party/Parties on the Closing Date, each of the Seller and the Purchaser (as applicable) shall be entitled to terminate this Agreement with immediate effect by giving written notice. The Parties shall in such event have no further obligations vis-à-vis each other under this Agreement provided however that a Party’s right to indemnification remains unaffected if Closing has not occurred as a result of the other Party’s inaction or failure to perform its obligations hereunder.

5.3.2                                 If this Agreement is terminated in accordance with Clauses 5.3.1 or 6.2.4 or the Parties otherwise agree that the Agreement shall be terminated, the provisions of Clauses 11.1 (Costs and expenses), 11.2 (Confidentiality), 11.4 (Announcements) and 11.10 (Governing law and disputes) shall survive such termination.

6.                                               CLOSING

6.1                                        Time and place

Closing shall take place at 9.00 a.m. CET at the offices of Gernandt & Danielsson Advokatbyrå KB, Hamngatan 2, Stockholm, on the Closing Date.

6.2                                        Closing events

At Closing:

6.2.1                                the Purchaser shall

a)                            pay SEK 45,000,000 to the Seller in accordance with Clause 4.1.2a) above;

b)                           pay SEK 5,000,000 into the Escrow Account in accordance with Clause 4.1.2b) above;

c)                            deliver to the Seller the share certificates evidencing the Allied Motion Shares duly endorsed in favour of the Seller in accordance with Clause 4.1.2c) above;

d)                           cause a shareholders’ meeting and a board meeting to be held in the Company, in order to appoint new members and deputy members of the board of directors and company signatories;

e)                            notify the Companies Registration Office in Sweden of the new members and deputy members of the board of directors and signatories in Company in Clause 6.2.1d);

6.2.2           the Seller shall

a)         cause the board of directors of the Company to record the Purchaser as owner of the Shares in the Company’s share ledger without any opposing third party rights;

b)         deliver to the Purchaser the share certificates evidencing the Shares duly endorsed in favour of the Purchaser;

c)         present and deliver a duly executed employment agreement between the Company and Börje Östergren in the form set out in Appendix 6.2.2c);

d)         cause the Company to issue a general power of attorney enabling persons designated by the Purchaser to sign for and on behalf of the Company, until new signatories for the Company have been registered with the Swedish Companies Registration Office;

e)         cause all members and deputy members of the board of directors, and signatories of the Company to resign from their respective offices and to confirm that they do not have any claim against the Company in the form of resignation letter set out in Appendix 6.2.2e);

f)          deliver to the Purchaser the share certificate evidencing the Subsidiary Shares in Östergrens Elmotor Limited;

g)         deliver evidence, satisfactory to the Purchaser in its reasonable opinion, of all interest carrying third party debt (including bank debt) of the Group, including any accrued and unpaid amounts until the Closing Date, having been settled and discharged in full without any penalty, accelerated termination fee or similar term;

h)         deliver evidence, satisfactory to the Purchaser in its reasonable opinion, of the inter-company debt of SEK 3,600,321 owed to the Seller by the Company having been transformed to an unconditional shareholder contribution (Sw. ovillkorat aktieägartillskott) from the Seller to the Company; and

6.2.3           the Parties shall enter into the Escrow Agreement with Skandinaviska Enskilda Banken AB (publ).

6.2.4           All of the above actions shall be deemed to occur simultaneously and Closing shall not be deemed to have occurred until and unless all of the actions to occur at Closing pursuant to Clause 6.2 have been performed or the performance thereof is waived by the appropriate Party. If one of the Closing actions set forth in Clause 6.2 does not occur and the Party who is not responsible for such Closing action does not confirm in writing that it accepts that Closing takes place, such Party may by notice either terminate the Agreement or set a new date for Closing not more than five (5) Business Days thereafter.

7.                WARRANTIES OF THE SELLER

7.1             Warranties

Subject to the qualifications, limitations and specific disclosures set forth in this Agreement, the Seller makes the warranties set out in Clauses 7.2 — 7.21 to the Purchaser as of the Signing Date and the Closing Date:

7.2             Authority

7.2.1           The Seller is a company duly organized and validly existing under the laws of Sweden.

7.2.2           The Seller has full corporate power and authority to execute, deliver and perform this Agreement and any document or instrument relating hereto.

7.2.3           This Agreement constitutes a legal, valid and binding obligation on the Seller, enforceable against it in accordance with its terms.

7.3             Shares

7.3.1           The Shares comprise the whole of the issued share capital of the Company and are legally and validly issued and fully paid and registered in the name of the Seller.

7.3.2           No resolutions have been made regarding issue by the Company of (i) new shares, (ii) warrants (Sw. teckningsoptioner), or (iii) convertibles (Sw. konvertibler), which has not yet been registered with the Swedish Companies Registration Office.

7.3.3           The Seller lawfully owns the Shares and has the right to transfer title to them in accordance with the terms of this Agreement.

7.3.4           There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of or affords to any person the right to call for the allotment, issue or transfer of, any shares (including the Shares) or other securities of the Company or to receive a share of the Company’s profit or capital.

7.3.5           The Shares that are transferred by the Seller are free and clear of any Encumbrances and there is no agreement or commitment to give or create any such Encumbrance over any such Shares.

7.4             Corporate

7.4.1           Each Group Company is a company duly organized and validly existing under the laws of its jurisdiction of incorporation.

7.4.2           The Company lawfully owns the Subsidiary Shares free and clear of any Encumbrances and there is no agreement or commitment to give or create any such Encumbrance.

7.4.3           The Subsidiary Shares comprise the whole of the issued share capital of the Subsidiaries and are legally and validly issued and fully paid and registered in the name of the Company.

7.4.4           No resolutions have been made regarding issue by any of the Subsidiaries of (i) new shares, (ii) warrants, (iii) convertibles, or (iv) similar instruments.

7.4.5           There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of or affords to any person the right to call for the allotment, issue or transfer of, any shares (including the Subsidiary Shares) or other securities of the Subsidiaries or to receive a share of a Subsidiary’s profit or capital.

7.4.6           Except for the Subsidiaries, no Group Company has or has had, except as disclosed in Appendix 7.4.6, directly or indirectly, any subsidiary or other interest in a legal person, including, without limitation, any corporate or unincorporated body, partnership or joint venture, or carries on, or has agreed to carry on, business in partnership or as an equity participant in a joint venture with any other person and has no branch, agency, place of business or establishment outside the jurisdiction of its incorporation.

7.4.7           The current certificate of registration and articles of association of each Group Company are enclosed as Appendix 7.4.7. No resolution not yet officially registered has been passed to alter any provision thereof and each of the Group Companies is in compliance with its articles of association (or similar provisions).

7.4.8           All documentation concerning each Group Company, including, without limitation, its share ledger, certificate of incorporation, articles of association, minutes from shareholders’ meetings and board meetings and meetings of any other existing corporate body of the respective Group Company as well as accounts, financial records and other records required by law, has been properly kept and in accordance with all applicable legislative and regulatory requirements, and contains an accurate and complete record of the matters dealt with in those documents. All such documentation is complete and kept in a satisfactory manner and in good order and is in the possession of each of the Group Companies.

7.4.9           All actions and decisions by the company organs and representatives of each Group Company have been taken in accordance with all legislative, regulatory and corporate requirements and are valid and enforceable.

7.4.10         No Group Company has conducted its Business in violation of its articles of association, applicable laws or regulations, licenses or permits or any court or administrative order.

7.4.11         No Group Company is insolvent or unable to pay its debts as they fall due.

7.4.12         No order has been made, petition presented, resolution passed or meeting convened for the winding-up or re-organisation (Sw: Företagsrekonstruktion) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other persons) of any Group Company and no steps have been taken to enforce any security of any of the assets of any Group Company.

7.5             Financial

7.5.1           Other than as set out in Appendix 7.5.1, the Accounts and the April Accounts are true, complete and accurate and properly present the financial position and state of affairs of the Group at the Accounts Date and the April Accounts Date, respectively, and of its profit or loss for the period to which they relate and have been prepared in accordance with applicable law and the Accounting Principles and in a manner consistently applied during the three (3) preceding fiscal years.

7.5.2           The financial position of the Group or its profits as shown in the April Accounts has not materially adversely changed since the April Accounts Date.

7.5.3           None of the Group Companies has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with applicable generally accepted accounting principles), except for those which (i) have been reflected in the April Accounts as of and for the period ending on the April Accounts Date, or (ii) arisen in the Ordinary Course since such date. None of the Group Companies has any third party debt (including, without limitation, bank debt) other than normal trade debt.

7.5.4           INTENTIONALLY LEFT BLANK.

7.5.5           No Group Company has or will have received any conditional shareholder’s contributions that may give rise to a repayment obligation of any Group Company to any person not being a Group Company after the Closing Date.

7.5.6           Except for assets disposed of by the Group Companies in the Ordinary Course, the Group Companies are the owners of all the assets included in the Accounts, free and clear of any Encumbrances other than Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course.

7.5.7           All accounts receivables of whatsoever nature appearing in the accounts of each Group Company on the Closing Date are fully collectible and will be fully paid up to the book value without resort to litigation within sixty (60) Business Days from the Closing Date, other than as set out in Appendix 7.5.7.

7.5.8           All liquid assets such as, but not limited to, bank accounts and cash are on the Closing Date available free and clear of any restriction or condition.

7.5.9           The assets owned or leased by the Group Companies comprise all the assets necessary for the carrying on of the Business in the manner in, and to the extent to, which is presently conducted and such ownership and/or leased interests will not terminate or become terminable as a result of Closing.

7.5.10         There are no outstanding liabilities or material commitments of any Group Company arising from any arrangements for the disposal of any shares, property or other assets (other than in the Ordinary Course) owned or previously owned by any Group Company.

7.6             Tax

7.6.1           All Tax returns and other returns and reports required to be filed by any Group Company have been duly and timely filed with the appropriate governmental entities and such returns and reports are true correct and complete and all such returns filed during the six (6) previous years have been prepared in a consistent manner.

7.6.2           Other than as set out in Appendix 7.6.2, no Group Company has been subject to any Tax audit or similar investigation during the previous six (6) years.

7.6.3           All Tax assessed and due by any Group Company has, where applicable, for the period up until the Closing Date, been fully and timely paid or accrued and provided for in the accounts of each Group Company and all Tax withholding and deposit requirements imposed on or with respect to any Group Company have been satisfied in full. No Group Company will be levied, charged or otherwise obligated to pay Taxes based on or related to any fact or circumstance existing or relating to any period prior to the Closing Date, except as accrued and provided for in the April Accounts or incurred by the Company in the Ordinary Course as from the April Accounts Date up to and including the Closing Date as set out in Appendix 7.6.3.

7.6.4           All transactions between any Group Companies have been made on arm’s length terms and all documentary requirements in respect thereof have been complied with, except as set out in Appendix 7.6.4.

7.6.5           No Group Company will be levied, charged or otherwise obligated to pay Taxes based on or related to any inter-company transfer or other dealings between the Company and its Chinese Subsidiaries up until the Closing Date (inclusive).

7.6.6           No Group Company has any dispute or disagreement outstanding nor is any contemplated with any Tax authority, nor is any Group Company involved in litigation, administrative, judicial or other types of procedures in relation to Taxes, and, to the Seller’s Knowledge, there are no circumstances which make it likely that any such dispute or disagreement will commence in the future.

7.6.7           There is no ongoing or, to the Seller’s Knowledge, no pending tax investigation of any Group Company by any authority.

7.7             Events since the April Accounts Date

7.7.1           Since the April Accounts Date, the Business has been conducted by each of the Group Companies in the Ordinary Course.

7.7.2           None of the Group Companies have since the April Accounts Date resolved to make or made:

a)         any declaration or payment of any cash or non-cash dividends or other similar financial distributions or value transfers (Sw: “värdeöverföring”); or

b)         any changes to the share capital of the Group Companies e.g. through issuing shares, warrants, convertible loans or other equity related instruments.

7.7.3           Since the April Accounts Date:

a)         none of the Group Companies have disposed of any assets at less than fair market value;

b)         none of the Group Companies have made any investments in fixed assets exceeding SEK 150,000 per item or SEK 300 000 in the aggregate;

c)         none of the Group Companies have disposed of any fixed asset with a fair market value exceeding SEK 150,000 per item or SEK 300,000 in the aggregate;

d)         none of the Group Companies’ indebtedness has been increased and no material changes to the terms of the existing indebtedness and credit facilities have been made;

e)         none of the Group Companies have made any payment of, or made a decision or agreement to pay, any bonuses or the like to the Seller, any Affiliate of the Seller or director of any Group Company;

f)          no Material Agreement has been terminated;

g)         none of the Group Companies have incurred any unilateral obligations or any liability, obligation or expense (whether actual or contingent) which is not in the Ordinary Course;

h)         none of the Group Companies have made any waiver of any claims or rights vis-à-vis third parties;

i)          none of the Group Companies has entered into any agreement which agreement gives rise to a breakage cost or results in any Group Company incurring costs or fees in the event of a change of control of such Group Company;

j)          none of the Group Companies has amended or terminated or waived any term of a Material Agreement to which it is a Party;

k)         none of the Group Companies has (i) amended the terms of employment or engagement in respect of employees generally other than regular annual salary increase as set forth in Appendix 7.9.1b) or (ii) made or promised any ex gratia payments or benefits in respect of employees generally, or (iii) provided, employed, engaged or terminated the employment or engagement of any employee with a basic annual salary in excess of SEK 600,000 (or terminated the employment of Anna Holst); and

l)          the Group has continued to operate the Business in, and none of the Group Companies has entered into any agreement outside, the Ordinary Course.

7.8             Contracts

7.8.1           Each Material Agreement is in full force and effect, in all material respects valid and enforceable in accordance with its written terms. Each Group Company has performed and duly and timely taken all action necessary to enable them to perform when due all obligations under the Material Agreements. To the Seller’s Knowledge, neither any Group Company, nor any other party is in breach or default of any Material Agreement.

7.8.2           No notice of termination has been given or received by a Group Company with regard to any Material Agreement, and, to the Seller’s Knowledge, no such notice is threatened nor is there any reason to expect any such notice.

7.8.3           None of the Material Agreements gives the counterparty thereto the right to terminate, rescind, re-negotiate or change such arrangement by reason of completion of the Transaction, other than as set out in Appendix 7.8.3. Any contractual obligations of any Group Company, pursuant to the Material Agreements, to inform or notify the other parties to such agreements of the

Transaction have been fully and properly performed by the respective Group Company.

7.8.4           Neither the Company nor any of the Subsidiaries is party to any contract, agreement, arrangement or obligation which is not in the Ordinary Course or which sets forth prices, terms and conditions not determined on an arm’s length basis.

7.8.5           None of the Material Agreements is expected to create a loss or contain provisions that with respect their contents can be deemed wholly or partially illegal or invalid.

7.8.6           Except as otherwise disclosed in Appendix 7.8.6, there are no outstanding:

a)         loans made between the Group Companies and any directors or any other person affiliated to them;

b)         agreements or arrangements under which any amount is owed by any of the Group Companies to any former employee of the Group Companies, save for customary pension arrangements;

c)         any agreements, offers or undertakings containing any covenant or provision limiting the freedom of any of the Group Companies to engage in any line of business or compete with any individual or entity in any geographic area, or

d)         agreements or offers for the provision of services or products on an exclusive basis.

7.9             Employees

7.9.1           The Group Companies have no other employees than those employees set out in Appendix 7.9.1a), which also sets forth the key employees of the Group (the “Key Employees”). No employee is entitled to any salary, pension or other material benefit other than as set out in the Data Room Documents. True, correct and complete employment agreements of the Key Employees have been enclosed in Appendix 7.9.1b).

7.9.2           There is no pending or current or — to the Seller’s Knowledge — any threatened industrial claim or action in respect of the Group nor any controversy or dispute between any of the Group Companies and any of its employees.

7.9.3           None of the Key Employees has terminated his/her employment, or, to the Seller’s Knowledge, intends to do so.

7.9.4           No employee of the Group Companies has a period of termination notice exceeding six (6) months and no employee of the Group Companies is entitled to any severance payment.

7.9.5           None of the Group Companies is party to a collective bargaining agreement.

7.9.6           There are no deferred compensation agreements, bonus or other incentive arrangements, pension, severance pay or retirement plans, employee stock option or stock purchase agreements presently in force with respect to any employee or former employee of any of the Group Companies.

7.9.7           None of the Group Companies is liable to make any outstanding payment to any director, officer or employee or former director, officer or employee by way of damages or compensation for wrongful dismissal or for other grounds, and none of the Group Companies has an obligation to employ or re-employ any person other than pursuant to applicable law.

7.9.8           None of the Group Companies has violated any legislation, regulation or agreement relating to labor or employment and all the terms and conditions of all employment agreements with the employees of the Group Companies comply with applicable labor legislation.

7.9.9           The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee or consultant of the Group Companies to severance pay, unemployment compensation, bonus payment or any other payment, or (ii) accelerate the time of payment for vesting of, or increase the amount of compensation, due to any such employee.

7.9.10         All pension schemes applicable to any Group Company are properly and fully reserved, funded, insured or otherwise provided for in the Accounts and the April Accounts and apart from these reserves, funds, insurances or other provisions, none of the Group Companies is liable to pay any person any pension benefits. All amounts due to any insurance company or any other person or entity in connection with any pension scheme applicable to any Group Company have been duly and timely paid. No pension related costs attributable to the period up to Closing will be incurred or suffered by any Group Company after the Closing Date, other than in the Ordinary Course.

7.10           Intellectual Property Rights

7.10.1         The Group Companies own, or has valid licenses or other right to use, the Company IPR.

7.10.2         The Company IPR is not encumbered by any restriction.

7.10.3         The Company IPR and the activities of the Group Companies have not infringed, and do not infringe, the intellectual property rights of any third parties, other than as shown in Appendix 2.1c), and to the Seller’s Knowledge there has not been any, and there is no, infringement by any third party of any Company IPR. To the Seller’s Knowledge, there is no reason to expect that the Company IPR and the activities of the Group Companies will infringe the intellectual property rights of any third parties and that there will be infringement by any third party of any Company IPR.

7.10.4         None of the Group Companies has granted licenses of any Company IPR to any third party outside the Ordinary Course.

7.10.5         Each Group Company has taken reasonable steps to safeguard confidential information of the Group, or that which has been used by the Group.

7.10.6         The IT Systems are owned by, or properly licensed, leased or supplied under contracts with third party suppliers (“Third Party Contracts”) to a Group Company and the IT Systems are reasonably adequate for their current purpose.

7.10.7         The relevant Group Company is not in default under the Third Party Contracts nor will such Third Party Contracts terminate or become terminable as a result of Closing.

7.10.8         In the 12 months immediately preceding the Closing Date, the IT Systems have not failed to any material extent and the data that they process has not been corrupted in a manner which has a material effect on the operation of the IT Systems.

7.11           Assets

The Group has good and marketable title to, or, in the case of leased assets, has a valid leasehold interest in, all of the assets recorded in the April Accounts, except those assets being consumed, used up or disposed of in the Ordinary Course since the April Accounts Date. All such assets are free and clear of all Encumbrances.

7.12           Compliance

7.12.1         Each Group Company has conducted and is conducting its business in accordance with, and has complied and is in compliance with, all applicable licenses, permits, certificates, authorizations, laws and regulations.

7.12.2         The Group has all necessary permits, licenses, certificates and authorization to carry on the Business as presently conducted and all such licenses, permits, certificates and authorizations are valid and in full force and will not be revoked or amended in any material respects as a result of completion of the Transaction and all material conditions applicable to any such license, permission, certificate or authorization have been and are being complied with.

7.12.3         There is no litigation, investigation, or other proceeding concerning the Group Companies’ compliance with licenses, permits, certificates, authorizations, law and regulations pending or threatened in any authority, to the Seller’s Knowledge, against the Group Companies and, to the Sellers’ Knowledge, there is no reason to expect any such litigation, investigation or proceeding.

7.12.4         There is no order, decree or judgement of any court or governmental entity of Sweden nor of any other country which is outstanding against the Group or which may have a materially adverse effect upon the assets of the Group or the Business.

7.13           Litigation

7.13.1         No Group Company is involved in any dispute, litigation, investigation, arbitration or similar proceeding, and, to the Seller’s Knowledge, no such dispute, litigation, investigation, arbitration or similar proceeding is threatened or likely and no facts, matters or circumstances exist which are likely to give rise to the above.

7.13.2         There are no claims made against the Group Companies by any third party or, to the Seller’s Knowledge, circumstances which will lead to a claim for breach of contract or negligence or breach of statutory duty or otherwise.

7.13.3         There are, and there will be, no claims made against the Group Companies by any third party for product liability relating to products manufactured and/or sold by the Group Companies into the United States or Canada up until the Closing Date (inclusive).

7.13.4         To the Seller’s Knowledge, no criminal act has taken place within the Group Companies.

7.14           Relations with the Seller

7.14.1         As of the Closing Date, there will be no agreements, guarantees, indemnity arrangements or other arrangements between any Group Company, on the one hand, and the Seller or any of its Affiliates, on the other hand.

7.14.2         As of the Closing Date, there will not be outstanding any indebtedness or other liability (actual or contingent) owing by any Group Company to the Seller or any of its Affiliates.

7.15           Required consents

The Seller and the Group Companies are not required to obtain any consent, approval or waiver of a party under any agreement or from any governmental entity or otherwise to complete the transaction contemplated by this Agreement.

7.16           Product backlog, etc.

7.16.1         All products sold and all services rendered by each of the Group Companies comply with applicable legislation and regulations in force in the country of designation.

7.16.2         None of the Group Companies has agreed to become responsible for any indirect, consequential or punitive damages or subject to unlimited liability with respect to any products sold or any services rendered by the Group Company.

7.16.3         No products have been sold by any of the Group Companies under an understanding that such product would be returnable other than in accordance with the applicable written standard warranty return policy of the respective Group Company.

7.17           Real Estate

7.17.1         The Group Companies do not own, and except as set out in Appendix 7.17.1 has not owned, any real property.

7.17.2         Appendix 7.17.2 contains a complete list of premises leased by the Group Companies and the relevant terms of the lease agreements. The Group Companies have no liability (whether actual or contingent) in respect of any real property, other than the property interests disclosed in Appendix 7.17.2.

7.18           Environment

7.18.1         The Group Companies have in all material respects complied with all applicable environmental legislation, permits, licenses and other imperatives from authorities.

7.18.2         The Group Companies have not (i) carried out any activities or operations resulting in contaminations or pollutions on any of their currently or previously owned or leased premises or on third party property or (ii) owned or leased any land which is contaminated with a contingent liability for any Group Company,  that could result in a future obligation for any Group

Company to take remedial actions in relation to such contaminations or pollutions including, but not limited to, investigative- and cleanup measures. The Group Companies have not received any orders, injunctions or similar indicating that the respective operations of the Group Companies would be in violation with the environmental laws of the countries in which the Group Companies have conducted or conducts business and there are no circumstances that could cause such orders, injunctions or similar to be issued to the Group Companies in the future. All hazardous materials used by the Group Companies have been properly disposed of in accordance with the appropriate environmental laws of the countries in which the Group Companies have conducted business.

7.19           Insurance

The Group Companies are insured under the insurance policies listed in Appendix 7.19, such insurance policies are and will be valid and in full force as of the Closing Date, and all premiums required to be paid under such insurance policies for the period up to the Closing Date will have been duly and timely paid. Each Group Company has maintained and maintains all insurances appropriate, customary and adequate for its Business as presently conducted. Nothing has been done or omitted to be done which may result in such insurances being avoided or invalidated.

7.20           Intermediaries

7.20.1         No broker, finder, advisor, intermediary or other person will be entitled to any fee, commission, bonus or other payment of any nature from any of the Group Companies in connection with the transaction contemplated by this Agreement and none of the Group Companies have paid or been invoiced any such fee, commission, bonus or other payment.

7.20.2         No employee of the Group Companies will receive or be entitled to receive any fee, commission, bonus or other payment which is dependent on the outcome of or otherwise related to the transaction contemplated in this Agreement.

7.21           Data Room Documents and information

The information provided to the Purchaser, by or on behalf of the Seller or any Group Company, in the Data Room Documents is true, accurate and complete and not misleading and no information which reasonably should have been disclosed by a seller acting in good faith to a potential buyer of the Shares or which a prudent buyer of the Shares would otherwise reasonable expect to be made available, have been withheld.

8.                WARRANTIES OF THE PURCHASER

The Purchaser makes the following warranties to the Seller as of the Signing Date and as of the Closing Date:

8.1             Authority

8.1.1           The Purchaser is a company duly organized and validly existing under the laws of the Netherlands.

8.1.2           The Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and any document or instrument relating hereto.

8.1.3           This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation on the Purchaser, enforceable against the Purchaser in accordance with its terms.

8.1.4           The Purchaser is not insolvent and no order has been made, petition presented, resolution passed or meeting convened for the winding-up or re-organisation (Sw: Företagsrekonstruktion) of the Purchaser and no circumstance exist which could reasonably be expected to lead to any such event.

9.                COVENANTS

9.1             Covenants pending Closing

9.1.1           On the terms and subject to conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as reasonably possible, including, without limitation, the Seller causing the Group Companies to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

9.1.2           During the period between the Signing Date and the Closing Date, the Seller shall ensure that each Group Company shall:

a)         carry on their businesses in the Ordinary Course; and

b)         not take, agree or commit to do, any actions set forth in Clause 7.7 above.

9.1.3           Clause 9.1.2 shall not operate as to restrict or prevent:

a)         any matter with prior written consent by the Purchaser (such consent not to be unreasonably withheld or delayed);

b)         any matter reasonably undertaken by a Group Company in a generally accepted force majeure situation with intention of minimizing any adverse effect of such situation;

c)         the completion or performance of any obligations undertaken pursuant to any agreement or arrangement entered into by the relevant Group Company prior to the Signing Date (provided that such agreement or arrangement has been disclosed in the Data Room Documents);

d)         any action pursuant to a requirement under applicable law; or

e)         any action provided for in this Agreement.

9.2             The Purchaser’s post-closing covenants

9.2.1           The Purchaser shall procure that the retiring directors in the Group Companies at the next annual shareholders’ meeting of the relevant Group

Company shall be granted discharge from liability in respect of their administration of the relevant Group Company for the period of their office, provided that such discharge of liability is recommended by the auditors of the Group Company in question.

9.2.2           The Purchaser shall allow the Seller reasonable access to all books, records and documents of the Group Companies, including the right to take copies at the Seller’s expense to the extent necessary for the Seller to comply with any relevant law or regulations or in connection with the preparation of any accounting, Tax filing or other records.

9.2.3           The Purchaser undertakes to assist the Seller in converting the share certificates evidencing the Allied Motion Shares into electronic holdings at the elapse of the lock-up period referred to in Clause 9.3.1.

9.3             The Seller’s post-closing covenants

9.3.1           The Seller undertakes not to, without the prior written approval of the Purchaser, sell, transfer, pledge or otherwise dispose of the Allied Motion Shares during a period of twelve (12) months as from delivery of the share certificates evidencing the Allied Motion Shares by the Purchaser to the Seller. The Seller acknowledges and agrees that no electronic holding through a bank or securities firm of the Allied Motion Shares will be allowed during such lock-up period.

10.             LIABILITY

10.1           General liability of the Seller

10.1.1         Subject to the qualifications and limitations set forth in this Agreement and provided that the Seller has not remedied the relevant breach of Warranty (provided that such breach is possible to remedy) within thirty (30) Business Days after having received a notice pursuant to Clause 10.5, the Seller shall, on a SEK for SEK basis (Sw. krona för krona), compensate the Purchaser from and against all Losses (with any payment being a reduction of the Purchase Price). In no event shall any multiple be used in calculating a Loss.

10.1.2         The Seller shall not be liable for any indirect or consequential damage or losses, including, but not limited to, loss of profit or any other indirect or consequential damage, whether or not such damage could have been reasonably foreseen.

10.1.3         The Seller’s liability in respect of the Shares or any of the Group Companies and the condition thereof shall be exclusively limited to the Seller’s liability under the Warranties and the Seller shall have no other liability in respect of the Shares or any of the Group Companies and the condition thereof, expressed or implied, based on any covenant, undertaking or warranty other than as set out in this Agreement.

10.1.4         It is specifically agreed that no other remedy for a breach of Warranty than as set out in Clause 10.1.1 shall be available to the Purchaser, including any remedy whatsoever under the Swedish Sale of Goods Act (Sw: köplagen (1990:931)) or any other statute, law or legal principle or theory, such as but not limited to the right to rescind this Agreement.

10.2           Limitations

The Seller’s liability for any breach of Warranty shall be subject to the following qualifications and limitations. No such qualifications and limitations shall apply in the event of fraud or if the Seller knowingly or grossly negligently breaches a Warranty or this Agreement.

10.3           Minimum Claims

No Claim for a breach of Warranty shall be brought by the Purchaser against the Seller, and the Seller shall not be liable for a Loss in respect of such breach, unless the amount of any single Claim or a series of Claims arising from substantially the same factual circumstances or otherwise being of a similar nature exceeds SEK 50,000 and the aggregate amount of all Claims exceeding the said threshold totals SEK 750,000, in which case the Seller shall be liable for the full amount. The limitations set forth in this Clause 10.3 shall not apply to any breach of the Warranties in Clause 7.7.

10.4           Maximum liability

10.4.1         Save as set out in Clause 10.4.2, the Seller’s aggregate liability to compensate the Purchaser for any Loss in respect of a breach of Warranty shall not exceed an amount equal to thirty (30) per cent of the Purchase Price (the “Cap”). When determining the Cap, the Allied Motion Shares shall correspond to a value of SEK 5,000,000.

10.4.2         The Seller’s aggregate liability shall not exceed the Cap except in respect of the Warranties in Clauses 7.2 (Authority), 7.3 (Shares), 7.4 (Corporate), 7.6 (Tax), 7.7 (Events since the April Accounts Date), 7.10.3 (Company IPR infringement), 7.13 (Litigation) and 7.18 (Environment), in which case the Seller shall compensate the Purchaser for any Loss without the limitations set out in Clause 10.3 up to a maximum amount equal to the Purchase Price.

10.5           Time limitations

10.5.1         No Claim for a breach of Warranty shall be brought by the Purchaser against the Seller, and the Seller shall not be liable for a Loss in respect of such breach, unless notice in writing of any such Claim has been given to the Seller pursuant to Clause 10.5.2:

a)         in case of a breach of the Warranties set out in Clause 7.6 (Tax), not later than three (3) months from the date when the Tax in question has been subject to a final non-appealable decision by the relevant Tax authority;

b)         in case of a breach of the Warranties set out in Clauses 7.2 (Authority), 7.3 (Shares) and 7.4 (Corporate), not later than ten (10) years from the Closing Date;

c)         in case of a breach of the Warranties set out in Clause 7.18 (Environment), not later than three (3) years from the Closing Date;

d)         in case of a breach of the Warranties set out in Clause 7.13.3 (Product Liability Claims), not later than 42 months from the Closing Date; and

e)         in case of any other breach of the Warranties, no later than eighteen (18) months after Closing.

10.5.2         Whenever the Purchaser becomes aware (the “Relevant Date”) of a breach of Warranty for which the Seller may be liable, the Purchaser shall as soon as reasonably practicable, but in no event not later than thirty (30) Business Days after the Relevant Date, give notice thereof to the Seller. The notice shall be accompanied by reasonable particulars of the Claim specifying the nature of the breach and if possible, the amount of the Claim. If the Purchaser fails to give such notice, the Purchaser shall not be entitled to make the relevant Claim under this Agreement.

10.6           Seller’s disclosure and Purchaser’s knowledge

10.6.1         Prior to the Signing Date, the Purchaser has conducted a due diligence review with respect to the Group together with the Purchaser’s professional advisors, and the Purchaser and the Purchaser’s professional advisors have reviewed the Data Room Documents. Furthermore, the Purchaser and the Purchaser’s professional advisors (a) have received additional commercial, accounting, financial and legal information, in oral and in written form, regarding the Company and the Subsidiaries during inter alia meetings with the management of the Company and (b) have been afforded the opportunity to request additional information and have received the responses it deems adequate and sufficient to all such requests for information (the “Due Diligence Review”).

10.6.2         The Seller shall not be liable in respect of any Claim for a breach of Warranty if and to the extent the relevant facts, events or circumstances giving rise to the Claim have been truly and accurately disclosed in Clause 7 above (including related Appendices).

10.6.3         As of the Closing Date, the Purchaser’s Knowledge of a breach of any Warranty not already disclosed in Clause 7 above (including related Appendices), is disclosed on Appendix 10.6.3 and, for the avoidance of doubt, the Seller shall be liable in respect of any Claim for such breach.

10.7           Other exceptions and limitations

10.7.1         If any Loss is a tax-deductible item, or relates to an untaxed reserve, in the Group Companies, the compensation to the Purchaser for such Loss shall be reduced by the actual corporate tax rate which is applicable in the respective jurisdiction of the relevant Group Company at the time of the reimbursement if and to the extent the Group Company can benefit from actual tax savings during such year. For the avoidance of doubt, such reduction shall not be taken into account when applying the thresholds set forth in Clause 10.3 above.

10.7.2         The Purchaser shall not be entitled to make any Claim for a breach of Warranty to the extent that a specific provision, reserve or accrual for the matter of the Loss has been made in the April Accounts. If any such provision, reserve or accrual is in excess of, or unnecessary in respect of the matter for which such provision, reserve or accrual is made, the amount of such excess shall be credited against any other Claim and thereby relieving the Seller for any liability in respect thereof.

10.7.3         No liability shall arise in respect of any breach of Warranty if and to the extent that any Claim occurs as a result of:

a)         any legislation not in force on the Closing Date, or which takes effect retroactively, any increase in the rate of Tax after the date of Closing;

b)         a voluntary act, transaction or arrangement by any Group Company or its employees, officers or agents after the Closing Date, provided however that no corresponding act, transaction or arrangement by any Group Company or its employees, officers or agents has taken place already at or prior to the Closing Date;

c)         a breach of this Agreement by the Purchaser; or

d)         an act or transaction carried out by the Purchaser, or on the written request of or with the written approval of the Purchaser or persons deriving title from the Purchaser or a Group Company after the Closing Date.

10.7.4         No liability shall arise in respect of any breach of Warranty (i) unless the Purchaser has taken all such reasonable steps to mitigate the Loss as follows from and required by Swedish compulsory law or (ii) if the Loss is recovered under any insurance policy of any Group Company or would have been recovered if the insurance policy in force at the Closing Date had been maintained.

10.7.5         No payment shall be due from the Seller in respect of a Claim until an actual Loss has been suffered by the Purchaser or a Group Company (as the case may be) as a consequence of the subject matter of the Claim.

10.8           Recovery

If, before the Seller pays an amount in discharge of any Claim for a breach of Warranty, the Purchaser or the relevant Group Company recovers or becomes entitled to recover from a third party a sum which is referable to the subject matter of the Claim, the Purchaser shall procure that reasonable steps are taken to enforce such recovery, and such recovery (if any) shall upon receipt by the Purchaser or the relevant Group Company reduce the Loss incurred by the Purchaser and/or the Group as a result of the matters giving rise to the Claim against the Seller, provided that all reasonable costs incurred in the recovery shall be borne by the Seller. If any sum is paid to the Purchaser from the Seller in discharge of a Claim for a breach of Warranty, and the Group Company (or the Purchaser) subsequent thereto recovers any amount in respect of the Claim from any third party, the Purchaser shall repay to the Seller the amount (if any) by which the aggregate of the sums recovered from the third party plus the amount paid by the Seller to the Purchaser (less any reasonable costs incurred in such recovery) exceeds the Loss incurred by the Purchaser and/or the Group as a result of the matters giving rise to the Claim, however in no event in an amount exceeding the payment made by the Seller to the Purchaser in relation to such Claim.

10.9           Third Party Claim

10.9.1         Where the Purchaser becomes aware of any actual or threatened Third Party Claim and the Purchaser and/or the Group conclude that such will or is likely to give rise to a Claim, the Purchaser shall:

a)         promptly and in any event no later than thirty (30) Business Days after the Purchaser and/or the Group reached such conclusion, give to the Seller written notice of the Third Party Claim;

b)         keep the Seller informed of material developments which could affect the amount of the Claim and provide such information to the Seller as the Seller may reasonably request;

c)         consult regularly and as appropriate with the Seller and duly consider any suggestions or requests made by the Seller in relation to the conduct of the defence of such Third Party Claim; and

d)         make no admission of liability (and procure that the relevant Group Company makes no admission) and not dispose of or settle the Claim without the written consent of the Seller, such consent not to be unreasonably withheld or delayed.

10.9.2         The Seller shall be entitled, at its own expense, and after proper notification to the Purchaser, to assist in the defence of any Third Party Claim with its own counsel.

10.9.3         Should the Purchaser fail to comply with the provisions of Clause 10.9.1a)-c) and the Seller become subject to a Claim arising out of such Third Party Claim, the Seller shall not be liable for such monetary part of the Claim that was directly caused by the failure of the Purchaser to comply with the provisions of Clause 10.9.1a)-c).

10.9.4         Should the Purchaser fail to comply with the provision of Clause 10.9.1d), then the potential Claim against the Seller arising out of such Third Party Claim shall be deemed waived by the Purchaser.

10.10         Access to information

The Purchaser shall procure that the Group Companies allow the Seller (and its professional advisors) at its own cost and expense reasonable access to investigate the matter or circumstances alleged to give rise to a Claim (or a Third Party Claim as the case might be) for a breach of Warranty. For such purpose the Purchaser shall procure that the Group Companies give reasonable access to such information and reasonable assistance to the Seller reasonably relevant to such Claim and the defense thereof.

10.11         Settlement of a Claim

In case of a Claim for a breach of Warranty, the compensation for a Loss shall be paid to the Purchaser from the Escrow Account, if and to the extent an amount equal to such Loss is available on the Escrow Account. For the avoidance of doubt, any amount not paid from the Escrow Account shall be paid by the Seller.

11.             MISCELLANEOUS

11.1           Costs and expenses

Except as expressly otherwise provided herein, the Seller and the Purchaser, respectively, shall bear their own costs and expenses incurred in connection with this Agreement and the Transaction, whether or not such the Transaction shall be consummated, including, without limitation, all fees of its legal advisors, accountants and other advisors. The Seller shall procure that the Group Companies shall not bear any costs and expenses in connection with this Agreement and the Transaction.

11.2           Confidentiality

11.2.1         Prior to and after Closing:

a)         the Seller and the Purchaser undertake not to disclose, and to procure that their respective Affiliates do not disclose, the content of this Agreement, and;

b)         the Seller undertakes not to disclose or use, and to use its best endeavours to prevent to the disclosure of, and to procure that each Seller’s Affiliates does not disclose or use, and uses its best endeavours to prevent to the disclosure of, any Confidential Information it has or acquires.

11.2.2         Clause 11.2.1 does not apply to a disclosure:

a)         to an adviser to the extent necessary to advise the relevant Party or its Affiliates or providers of debt financing in connection with the Transaction, provided that such Party procures that the adviser does not disclose the content of this Agreement or any such Confidential Information;

b)         to a disclosure to the extent necessary to enforce a Party’s rights under this Agreement;

c)         required by an applicable law or applicable recommendation or regulation of a listing authority or stock exchange, provided that no such disclosure shall be made except after consultation with the other Party; or

d)         made with the prior approval of the other Party as to its timing and content and as to the manner of the disclosure.

11.3           Non solicitation and non competition

11.3.1         For the purpose of assuring to the Purchaser the full benefit of the Group and this Agreement, the Seller covenants and undertakes with the Purchaser that it will not, and will procure that Börje Östergren and Lennart Edman will not, without the prior written consent of the Purchaser, whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person, for a period of two (2) years (in relation to Lennart Edman, such period shall be one (1) year) immediately after Closing engage in a business which directly or indirectly competes with the Business.

11.3.2         For the purpose of assuring to the Purchaser the full benefit of the Group and this Agreement, the Seller further covenants and undertakes with the Purchaser that it will not, and will procure that Börje Östergren and Lennart Edman will not, without the prior written consent of the Purchaser, whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person, for a period of two (2) years (in relation to Lennart Edman, such period shall be one (1) year) immediately after Closing, solicit the services of, or endeavor to entice away from the Group, any employees or customers of the Group and shall not employ or enter into an agreement with any such person during such period of time, or assist or encourage any other person to do any of the aforementioned. This non-solicitation undertaking shall not prohibit any contact or solicitation made in general advertisement not specifically aimed at such employees or customers.

11.4           Announcements

The Parties shall mutually determine the date and the form of any announcement of the Purchaser’s acquisition of the Shares except as may be required by law or stock exchange recommendations or regulations in which case such Party undertakes to inform the other Parties in advance in writing.

11.5           Entire Agreement

This Agreement contains the entire agreement between the Parties in connection with the Transaction and supersedes any previous written or oral agreement between the Parties in relation to the subject matters dealt with in this Agreement.

11.6           Assignment

11.6.1         This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties but shall not be assignable by any of the Parties without the prior written consent of the other Party.

11.6.2         Notwithstanding Clause 11.6.1 above, the Purchaser may assign, in whole or in part, its rights and/or obligations under this Agreement to an Affiliate without the prior written consent of the Seller, provided that the Purchaser guarantees as for its own debt, the obligations under this Agreement of such Affiliate.

11.6.3         Notwithstanding Clause 11.6.1 above, the Seller may assign its rights and/or obligations under this Agreement to an entity controlled by any of the shareholders of the Seller on the Closing Date, in the proportions set out in Appendix 11.6.3, provided that Börje Östergren is appointed by the Seller and any such assignee as the Seller’s representative, who may, acting alone, authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Seller and the assignee(s) to the Purchaser under this Agreement. The Purchaser shall be entitled at its sole discretion to have regard only to, and rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued by such Sellers’ representative.

11.7           Notices

All notices, consents and other communications required or permitted under this Agreement shall be made in writing and be deemed to have been duly given by the Parties if addressed and delivered by hand or registered mail to the addresses set forth below or to such other addresses as may be given by written notice in accordance with this Clause 11.7.

If to the Seller or to the Seller’s representative (should assignment occur in accordance with Clause 11.6.3):

Östergrens Holding AB, attention Börje Östergren,

with a copy to: Lars Widhagen, Ramberg Advokater AB, Norrmalmstorg 1, P.O. Box 7531, 103 93 Stockholm

If to the Purchaser:

Allied Motion Technologies B.V. c/o Allied Motion Technologies, Inc., attention Chief Executive Officer, 23 Inverness Way East, Suite 150, Englewood, CO 80112-5711 USA

with a copy to: Carl Westerberg, Gernandt & Danielsson Advokatbyrå KB, Hamngatan 2, P.O. Box 5747, 114 87 Stockholm, Sweden

Notices shall be deemed given upon delivery in the case of delivery by hand and three Business Days after dispatch in the case of registered mail.

11.8           Invalidity

If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form a part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected, provided that the remaining terms of the Agreement shall be reasonably adjusted to redress any imbalance caused by such unenforceability.

11.9           Waiver

Any omission by either Party to exercise its rights and remedies under this Agreement on any occasion shall not constitute a waiver of such rights and remedies on other occasions or of any other rights and remedies.

11.10         Governing law and disputes

11.10.1       This Agreement shall be governed by and construed in accordance with the substantive laws of Sweden, excluding however, the Swedish Sale of Goods Act (Sw: köplagen (1990:931)) and the Swedish Act on International Sale of Goods (Sw: lagen (1987:822) om internationella köp).

11.10.2       Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators appointed in accordance with the said rules. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitration shall be English.

11.10.3       The Parties are aware that a dispute in connection with this Agreement may (should assignment occur in accordance with Clause 11.6.3) involve more than two Parties and each Party hereby accepts that a dispute in connection with this Agreement that involves more than two Parties shall be settled in the same arbitration proceedings or at least by the same arbitrators. The Parties that are named as defendants in a request for arbitration shall jointly appoint one arbitrator and failing such appointment within 30 calendar days, the arbitrator shall instead be appointed by the Stockholm Chamber of Commerce.

11.10.4       The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the prior written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way such Party’s rights vis-à-vis the other Party in connection with the dispute, or if such a right exists pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

The Parties hereto have executed this Agreement on the day and year first written above in two (2) original copies, of which each of the Parties hereto have taken one each.

ÖSTERGRENS HOLDING AB	ALLIED MOTION TECHNOLOGIES B.V.

Name:	Name:

Title:	Title: